Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07121) pertaining to the Elco Textron Inc. Profit Sharing and Savings Plan of our report dated May 4, 2001, with respect to the financial statements and schedule of the Elco Textron Inc. Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

ERNST & YOUNG LLP

Providence, Rhode Island
June 20, 2001